SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 20, 2004

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer)
incorporation or organization)		Identification No.)

777 108th Avenue NE

Suite 2100

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 278-1100

Item 5. Other Events.

On July 20, 2004, certain holders of outstanding warrants to purchase shares of common stock of SAFLINK Corporation (SAFLINK) exercised warrants to purchase an aggregate of 4,473,806 shares of common stock of SAFLINK for cash, resulting in gross proceeds of approximately $11.2 million. In order to encourage early exercise of the warrants by the warrant holders, SAFLINK agreed to reduce the exercise price with respect to the warrants from a weighted average exercise price of $3.36 per share to $2.50 per share. On July 20, 2004, the last sale price of SAFLINK’s common stock was $2.99 per share, as reported on the Nasdaq SmallCap Market. All other material terms of the warrants, including the number of shares issuable upon exercise of the warrants and their expiry date, remained unchanged.

In connection with SAFLINK’s agreement with the exercising warrant holders, the proceeds from the warrant exercises were deposited into a third-party escrow account and will be released to SAFLINK at the effective time of the merger of Spartan Acquisition Corporation, a wholly owned subsidiary of SAFLINK (Spartan), with and into SSP Solutions, Inc., dba SSP-Litronic (SSP-Litronic), pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of March 22, 2004, by and among SAFLINK, Spartan, and SSP-Litronic. At the effective time of the merger and upon receipt of the warrant exercise proceeds from the third-party escrow account, SAFLINK will issue the shares of common stock of SAFLINK issuable in connection with the warrant exercises. If the merger agreement is terminated, the escrow agent will return the warrant exercise proceeds to the warrant holders and the reduction in the per share exercise price of the warrants will no longer apply.

SAFLINK intends to use the net proceeds from the exercise of the warrants for working capital and general corporate purposes.

A form of the letter delivered to the warrant holders setting forth the reduction in exercise price, including the amendment to the outstanding warrants, is attached hereto as Exhibit 99.1 and is incorporated by reference herein in its entirety.

Item 7. Financial Statements and Exhibits.

(c) Exhibits. The following materials are filed as exhibits to this current report on Form 8-K:

Exhibit No.	Description
Exhibit 99.1	Form of letter to certain warrant holders, dated July 13, 2004, including the form of amendment to the outstanding warrants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation

August 2, 2004	By:	/s/ Glenn Argenbright
Glenn Argenbright President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Form of letter to certain warrant holders, dated July 13, 2004, including the form of amendment to the outstanding warrants.

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